Exhibit 3.50

[STAMP]

ARTICLES OF INCORPORATION

- of -

AVTECH CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That we, GEORGE KINNEAR, COLIN W. ACKERSON and JAMES S. TURNER, being citizens of the United States, do hereby associate ourselves together as a corporation under the general incorporation laws of the State of Washington, and make, subscribe and adopt the following Articles of Incorporation, in triplicate, to-wit:

ARTICLE I

Name

The name of this corporation shall be and is:

AVTECH CORPORATION

ARTICLE II

Objects and Purposes

The objects and purposes for which this corporation is formed are, and shall be, as follows:

1. To engage in the fabrication and manufacture of electronic audio/visual products.

2. To engage in industrial research and development,

generally, and of electronic audio/visual products, in particular.

3. To manufacture, sell, license or rent equipment and products of all kinds and to provide audio/visual services utilizing presentation devices and systems.

4. To engage in the business of manufacturing, distributing and selling in any or all of its phases.

5. To contract with machinery and equipment manufacturers for the purchase of items for resale.

6. To buy, sell, own and deal in real estate, livestock, bonds, securities and other properties or investments of all kinds on its own account or as agent, factor or broker, in the United States and elsewhere.

7. To establish, form and subsidize or otherwise assist in the promotion or foundation of other companies or the prosecution of any other undertakings or enterprises which may advance directly or indirectly the objects of this corporation, and to secure by purchase, trade, subscription, or otherwise acquire and to deal and trade in the stock, certificates of interest, debentures, bonds or other securities of other companies, trusts or other organizations.

8. To enter into any partnership arrangements.

9. To borrow money and to issue bills, notes, bonds and other forms of commercial paper and secure the payment of the same by mortgage or pledge of any or all of the corporation’s property; to buy, lease, acquire, own, hold, sell, let or otherwise dispose of property of all kinds, both real and personal, which may be necessary, incident or convenient to the carrying on of said business.

10. To acquire patents, licenses or agreements covering equipment or property and to do every act and thing which may be incidental, auxiliary or relative to, connected with, or necessary for, the accomplishment of any one or all of the purposes and objects herein specified, and to do the same as principal, agent or broker.

11. From time to time, to do any one or more of the acts, and to accomplish any one or more of the objects, herein set forth, to conduct its business wherever necessary or desirable, whether in the State of Washington, or in other states and territories of the United States, or in foreign countries, and to maintain one office or more than one office.

12. To use and enjoy all the general rights, powers, and privileges, whether expressed or implied, now conferred upon or granted to, or hereabout to be conferred upon or granted to, private corporations organized under the general corporation laws of the State of Washington.

ARTICLE III

Time of Existence

The duration of the corporation shall be perpetual.

ARTICLE IV

Post Office Address

The location and post office address of the registered office of this corporation shall be:

3312 White Building, Seattle 1, Washington

ARTICLE V

Authorized Capital Stock

The authorized capital stock of this corporation shall be divided into fifty thousand (50,000) shares of common stock without par value.

ARTICLE VI

Paid-In Capital

The amount of paid-in capital with which this corporation will begin business is Five Hundred Dollars ($500.00).

ARTICLE VII

Directors

The directors who shall manage the affairs of this corporation shall be five (5) in number, but the number of directors may be increased to any number not exceeding seven (7) at any annual meeting of the stockholders, or at any special meeting of the stockholders, or at any special meeting of the stockholders called for that purpose.

The directors herein named shall manage the affairs of this company for a period of one month, and thereafter until their successors are elected and qualified.

The names and post office addresses of the first directors are as follows:

Colin W. Ackerson	8015 - 39th NE Seattle 15, Washington

Philip S. Swanson	2504 NE 120th Seattle, Washington

Robert L. Hancock	4002 NE 72nd Seattle 15, Washington

Robert L. Rodwell	16930 NE 16th Place Bellevue, Washington

George Kinnear	1621 - 72nd SE Mercer Island, Washington

ARTICLE VIII

Incorporators

The following statement contains the name and post office address of each incorporator, and a statement of the number of shares subscribed by each of them:

George Kinnear	1621 - 72nd SE Mercer Island, Wn.	One (1) Share

James S. Turner	1417 - 102nd NE Bellevue, Wn.	One (1) Share

Colin W. Ackerson	8015 - 39th NE Seattle 15, Wn.	Four Hundred Ninety Eight (498) Shares

ARTICLE IX

By-Laws

The board of directors of this corporation shall have the authority to make and alter by-laws not inconsistent with law or with the Articles of Incorporation, and subject to the power of the shareholders to change or repeal such by-laws.

IN WITNESS WHEREOF, we, the undersigned, as incorporators, have hereunto set our hands and seals in triplicate at Seattle, Washington, this 20th day of August, 1963.

/s/ George Kinnear
George Kinnear

/s/ James S. Turner
James S. Turner

/s/ Colin W. Ackerson
Colin W. Ackerson

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

THIS IS TO CERTIFY that on this 20th day of August, 1963, before me, a Notary Public in and for said county and state, duly commissioned and sworn, personally appeared GEORGE KINNEAR, JAMES S. TURNER and COLIN W. ACKERSON, to me known to be the individuals described in and who executed the foregoing instrument, and acknowledged that they signed and sealed the same as their free and voluntary act and deed, for the uses and purposes therein mentioned.

WITNESS my hand and official seal the day and year herein first above written.

/s/ Rita M, Wampole
Notary Public in and for the State of Washington, residing at Bellevue